AMD Reports 2017 Fourth Quarter and Annual Results - CFO Commentary
January 30, 2018

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on the Investor Relations page at www.amd.com.
Q4 2017 - Financial Highlights

•	Q4 2017 results were based on a 13 week quarter.

•	Revenue of $1.48 billion, up 34% year-over-year (y/y) and down 10% quarter-over-quarter (q/q).

•	GAAP Results:

◦	Gross margin was 35%, up 3 percentage points y/y and flat q/q.

◦	Operating income was $82 million, compared to an operating loss of $3 million a year ago and operating income of $126 million in the prior quarter.

◦	Net income was $61 million, compared to a net loss of $51 million a year ago and net income of $71 million in the prior quarter.

◦	Diluted earnings per share was $0.06, compared to a loss per share of $0.06 a year ago and diluted earnings per share of $0.07 in the prior quarter.

•	Non-GAAP Results:

◦	Gross margin was 35%, up 3 percentage points y/y and flat q/q.

◦	Operating income was $103 million, compared to $26 million a year ago and $155 million in the prior quarter.

◦	Net income was $88 million, compared to a net loss of $8 million a year ago and net income of $110 million in the prior quarter.

◦	Diluted earnings per share was $0.08, compared to a loss per share of $0.01 a year ago and diluted earnings per share of $0.10 in the prior quarter.

AMD Q4-17 CFO Commentary	Page 1	January 30, 2018

Q4 2017 - Additional Financial Commentary
Gross margin was 35%, up 3 percentage points y/y and flat q/q. The y/y improvement was primarily due to a larger portion of Computing and Graphics revenue driven by new products.

Operating expenses were $433 million (or 29% of revenue), up $48 million y/y and down $14 million q/q.

•	R&D expenses were $300 million (or 20% of revenue), up $36 million y/y and down $15 million q/q.

•	SG&A expenses were $133 million (or 9% of revenue), up $12 million y/y and up $1 million q/q.

Non-GAAP operating expenses were $412 million (or 28% of revenue), up $55 million y/y and down $7 million q/q.

•	Non-GAAP R&D was $288 million (or 19% of revenue), up $39 million y/y and down $9 million q/q.

•	Non-GAAP SG&A was $124 million (or 8% of revenue), up $16 million y/y and up $2 million q/q.

Operating income was $82 million, compared to an operating loss of $3 million a year ago and operating income of $126 million in the prior quarter. The y/y improvement was primarily due to a significant improvement in operating income from the Computing and Graphics segment driven by higher revenue. The q/q decline was primarily due to seasonally lower revenue from the Enterprise, Embedded and Semi-Custom segment.

Non-GAAP operating income was $103 million, compared to $26 million a year ago and $155 million in the prior quarter. The y/y improvement was primarily due to a significant improvement in operating income from the Computing and Graphics segment driven by higher revenue. The q/q decline was primarily due to seasonally lower revenue from the Enterprise, Embedded and Semi-Custom segment.

Interest expense was $31 million, down from $34 million a year ago and flat from the prior quarter.

Other income, net was $2 million, compared to expense of $7 million a year ago and expense of $3 million in the prior quarter.

Provision (benefit) for income taxes in Q4 2017 was a benefit of $8 million, compared to tax provisions of $5 million a year ago and $19 million in the prior quarter. The benefit was primarily due to a one-time $18 million tax credit as a result of U.S. tax reform.

AMD Q4-17 CFO Commentary	Page 2	January 30, 2018

Non-GAAP interest expense, taxes and other was $15 million compared to $34 million a year ago and $45 million in the prior quarter. The benefit was primarily due to a one-time $18 million tax credit.

Net income was $61 million, compared to a net loss of $51 million a year ago and income of $71 million in the prior quarter.

Non-GAAP net income was $88 million, compared to a net loss of $8 million a year ago and net income of $110 million in the prior quarter.

Diluted earnings per share was $0.06, compared to a loss per share of $0.06 a year ago and diluted earnings per share of $0.07 in the prior quarter. In Q4 2017, diluted earnings per share was calculated using 1,037 million diluted shares.

Non-GAAP diluted earnings per share was $0.08, compared to a loss per share of $0.01 a year ago and diluted earnings per share of $0.10 in the prior quarter. Non-GAAP diluted earnings per share in the current quarter was calculated based on 1,137 million shares, which includes 100.6 million shares related to the Company’s 2026 convertible notes and also includes a $5 million cash interest expense add-back to net income under the "if converted" method.

Adjusted EBITDA was $142 million, compared to $60 million a year ago and $191 million in the prior quarter.
Q4 2017 Segment Results
Computing and Graphics:

•	Revenue was $958 million, up 60% y/y and 17% q/q. The y/y and q/q increase was primarily driven by strong sales of RadeonTM graphics and RyzenTM desktop processors.

◦	Client average selling price (ASP) increased y/y due to an increase in desktop processor ASP, driven by sales of Ryzen processors. Client ASP was flat q/q.

◦	GPU ASP increased y/y and q/q driven by desktop and professional graphics processors ASP.

•
Operating income was $85 million, compared to an operating loss of $21 million a year ago and operating income of $70 million in the prior quarter. The y/y and q/q increase was primarily driven by higher revenue.

AMD Q4-17 CFO Commentary	Page 3	January 30, 2018

Enterprise, Embedded and Semi-Custom:

•	Revenue was $522 million, up 3% y/y and down 37% q/q. The y/y increase was driven by server revenue. The q/q decrease was driven by seasonally lower semi-custom SoC revenue.

•
Operating income was $19 million, compared to $47 million a year ago and $84 million in the prior quarter. The y/y decrease was primarily due to the absence of a $31 million licensing gain in Q4 2016, and by an increase in R&D expenses, partially offset by the benefit of a richer product mix. The q/q decrease was primarily due to seasonally lower semi-custom SoC revenue.

Fiscal Year 2017 - Financial Highlights
Revenue was $5.33 billion, up 25% from 2016. Computing and Graphics segment revenue was up 54%, primarily due to strong Radeon graphics and Ryzen processor sales. Enterprise, Embedded and Semi-Custom segment revenue was approximately flat.

Gross margin was 34%, up 11 percentage points primarily due to the absence of a $340 million charge recorded in 2016 associated with an amendment to our wafer supply agreement with GLOBALFOUNDRIES.

Non-GAAP gross margin was 34%, up 3 percentage points from 2016, due primarily to improved revenue mix from new products.

Operating expenses in 2017 were $1.67 billion, up $213 million from 2016. The increase was due to strategic R&D investments in high performance products.

•	R&D was $1.16 billion (22% of revenue), up $152 million from 2016.

•	SG&A was $511 million (10% of revenue), up $51 million from 2016.

Non-GAAP operating expenses were $1.58 billion or 30% of revenue, up $192 million from 2016. The increase is due to strategic R&D investments in high performance products.

•	Non-GAAP R&D was $1,103 million (21% of revenue), up $144 million from 2016.

•	Non-GAAP SG&A was $473 million (9% of revenue), up $48 million from 2016.

Licensing gain associated with our server JV with THATIC was $52 million in 2017.

Operating income was $204 million, compared to an operating loss of $372 million in 2016.

AMD Q4-17 CFO Commentary	Page 4	January 30, 2018

Non-GAAP operating income was $301 million, compared to $44 million in 2016.

Net income was $43 million, compared to a net loss $497 million in 2016.

Non-GAAP net income was $179 million, compared to a net loss of $117 million in 2016.

Diluted earnings per share was $0.04, compared to a loss per share $0.60 in 2016.

Non-GAAP diluted earnings per share was $0.17, compared to a loss per share of $0.14 in 2016.

2017 GAAP and non-GAAP diluted earnings per share are both calculated using 1,039 million shares.

Balance Sheet

Cash and cash equivalents were $1.18 billion at the end of Q4 2017, compared to $879 million from the end of the prior quarter. The increase was primarily due to higher cash flow from operating activities. Approximately 95% of cash and cash equivalents were held domestically.

Accounts Receivable was $400 million as compared to $771 million in the prior quarter.

Inventory was $739 million, down 7% from the prior quarter of $794 million.

Payables to related parties on the Balance Sheet were $412 million. This item includes payables to GLOBALFOUNDRIES and the ATMP JV. Total wafer purchases from GLOBALFOUNDRIES were $336 million in Q4 2017 and $1.0 billion in fiscal 2017.

Long term debt, net was $1.33 billion, down $31 million from the prior quarter. In Q4 2017, we repurchased $38 million principal amount of long term debt.

Total principal debt amount including our secured revolving line of credit was $1.70 billion.

AMD Q4-17 CFO Commentary	Page 5	January 30, 2018

Total Debt

(Millions)	Q4-17	Q3-17	Q4-16
6.75% Senior Notes due 2019	$166	$191	$196
7.50% Senior Notes due 2022	347	347	350
7.00% Senior Notes due 2024	311	324	416
2.125% Convertible Senior Notes due 2026	805	805	805
Borrowings from secured revolving line of credit, net	70	70	—
Total Debt (principal amount)	$1,699	$1,737	$1,767
Unamortized debt discount associated with 2.125% Convertible Senior Notes due 2026	(286)	(291)	(308)
Unamortized debt issuance costs	(19)	(21)	(25)
Other	1	1	1
Total Debt (net)	$1,395	$1,426	$1,435

Free cash flow was $339 million in Q4 2017 and negative $45 million for 2017. The fourth quarter is typically our strongest cash flow quarter. For the year, free cash flow was negative $45 million due to increased working capital in support of higher revenue.

Outlook and New Revenue Recognition Accounting Standard

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

AMD’s Q1 2018 guidance takes into account the new revenue recognition accounting standard, ASC 606, effective 2018. The accounting standard primarily impacts AMD revenue recognition for:

•	channel shipments on a sell-in basis (CPUs and GPUs),

•	inventory of custom products with a non-cancellable purchase order (semi-custom products), and

•	transactions that involve combined development and licensing arrangements.

AMD is adopting this standard under the “full retrospective” method, which it believes is most helpful to investors. The impact of the new revenue recognition accounting standard was immaterial on 2017 restated annual revenue. In addition, AMD expects the impact of the new revenue recognition accounting standard to be immaterial for 2018 annual revenue. AMD expects to publish restated annual

AMD Q4-17 CFO Commentary	Page 6	January 30, 2018

2016, as well as restated annual and quarterly 2017 financial results in the AMD's Annual Report on Form 10-K for the year ended December 30, 2017.

For Q1 2018, outlook under ASC 606:

•	AMD expects revenue to be approximately $1.55 billion plus or minus $50 million, an increase of 32% y/y primarily driven by the strength of the ramp of new Ryzen, GPU and EPYC products.

•	For comparative purposes, under the new accounting method, Q1 2017 restated revenue was $1.18 billion and Q4 2017 restated revenue was $1.34 billion.

Revenue Outlook Overview

Revenue ($M)	Q1-18(1)	Q4-17	Q1-17	Q/Q	Y/Y
Prior accounting standard ASC 605	--	1,480	984	--	--
ASC 606 Adjustment	--	(140)(2)	194(3)	--	--
New accounting standard ASC 606	1,550	1,340	1,178	16%	32%

(1) Mid-point of Q1 2018 revenue guidance
(2) Related to timing of revenue for Semi-Custom inventory with a non-cancellable purchase order, and channel shipments
(3) Primarily related to timing of revenue for Semi-Custom inventory with a non-cancellable purchase order

In addition for Q1 2018, AMD expects:

•	Non-GAAP gross margin to be approximately 36%,

•	Non-GAAP operating expenses to be approximately $435 million, or approximately 28% of revenue,

•	Non-GAAP interest expense, taxes and other to be approximately $30 million,

•	Inventory to be up sequentially in support of higher revenue.

For Fiscal 2018, AMD expects:

•	Double digit percent growth in annual revenue,

•	Greater than 36% non-GAAP gross margin,

•	Non-GAAP operating expenses to be approximately 28% of revenue, and

•	Tax rate of approximately 10% of pre-tax income for 2018.

•	The impact of the new revenue recognition accounting standard to be immaterial for 2018 annual revenue.

AMD Q4-17 CFO Commentary	Page 7	January 30, 2018

Future basic and diluted earnings per share calculations:

Moving forward, assuming positive earnings per share, there are potential factors that may impact AMD's diluted share count, including:

•	The 2.125% Convertible Senior Notes due 2026 (2026 Convertible Notes) which have cash and non-cash interest expense components. There are 100.6 million shares underlying the 2026 Convertible Notes.

•	The warrant to purchase 75 million shares (Warrant) granted in 2016 to a Mubadala entity, in consideration for rights under the sixth amendment to our WSA with GLOBALFOUNDRIES, and

•	On-going employee equity grants.

The following table provides an estimate of shares that may be used when calculating GAAP and non-GAAP diluted earnings per share.

Share Count Overview

Shares (millions)(3)	Q4-17 Actual	Q1-18 Estimate
Basic Shares	965	968
Dilutive impacts from:
Employee Equity Grants(1)	35	35
75 million share Warrant(1)	37	41
Diluted Shares (without 2026 Convertible Notes)	1,037	1,044
2026 Convertible Notes (2)	100.6	100.6
Diluted Shares (with 2026 Convertible Notes)	1,137	1,144

(1) The dilutive impact from the Warrant and employee equity grants are based on the Treasury Stock method and is dependent upon the average stock price during the period. Q4 2017 average quarterly price was $11.69.

(2) The dilutive impact from the 2026 Convertible Notes is based on the If-Converted method, where the interest costs associated with the 2026 Convertible Notes are added back to the Net Income and the 100.6 million shares underlying the 2026 Convertible Notes are assumed to be converted and are added to the share count. The impact from the 2026 Convertible Notes, if dilutive, is included in diluted EPS calculation. For the GAAP computation, the add-back to net income includes cash and non-cash interest expense, while only the cash interest expense is added back to non-GAAP net income.

(3) Share counts are weighted average shares.

***********************************************

Investor Contacts:
Laura Graves	Alina Ostrovsky
408-749-5467	408-749-6688
laura.graves@amd.com	alina.ostrovsky@amd.com

AMD Q4-17 CFO Commentary	Page 8	January 30, 2018

Non-GAAP Measures

To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP research and development and marketing, general and administrative expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, non-GAAP interest expense, taxes and other, Adjusted EBITDA and free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization and stock-based compensation expense. The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents free cash flow as a supplemental non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities.

The Company has provided reconciliations within the earnings press release of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

AMD Q4-17 CFO Commentary	Page 9	January 30, 2018

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q4-17	Q3-17	Q4-16	2017	2016
GAAP Gross Margin	$515	$573	$351	$1,823	$998
GAAP Gross Margin %	35%	35%	32%	34%	23%
Charge related to the sixth amendment to the WSA with GF	—	—	—	—	340
Stock-based compensation	—	1	1	2	2
Non-GAAP Gross Margin	$515	$574	$352	$1,825	$1,340
Non-GAAP Gross Margin %	35%	35%	32%	34%	31%

Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q4-17	Q3-17	Q4-16	2017	2016
GAAP operating expenses	$433	$447	$385	$1,671	$1,458
Stock-based compensation	21	28	28	95	84
Restructuring and other special charges, net	—	—	—	—	(10)
Non-GAAP operating expenses	$412	$419	$357	$1,576	$1,384

Reconciliation of GAAP to Non-GAAP Research and Development and Marketing, General and Administrative Expenses

(Millions)	Q4-17			Q3-17			Q4-16			2017			2016
	R&D	SG&A	Total	R&D	SG&A	Total	R&D	SG&A	Total	R&D	SG&A	Total	R&D	SG&A	Total
GAAP R&D & SG&A	$300	$133	$433	$315	$132	$447	$264	$121	$385	$1,160	$511	$1,671	$1,008	$460	$1,468
Stock-based compensation	12	9	21	18	10	28	15	13	28	57	38	95	49	35	84
Non-GAAP R&D & SG&A	$288	$124	$412	$297	$122	$419	$249	$108	$357	$1,103	$473	$1,576	$959	$425	$1,384

Reconciliation of GAAP Operating Income (loss) to Non-GAAP Operating Income

(Millions)	Q4-17	Q3-17	Q4-16	2017	2016
GAAP operating income (loss)	$82	$126	$(3)	$204	$(372)
Stock-based compensation	21	29	29	97	86
Charge related to the sixth amendment to the WSA with GF	—	—	—	—	340
Restructuring and other special charges, net	—	—	—	—	(10)
Non-GAAP operating income	$103	$155	$26	$301	$44

AMD Q4-17 CFO Commentary	Page 10	January 30, 2018

Reconciliation of GAAP to Non-GAAP Net Income (Loss) / Earnings (Loss) per Share

(Millions except per share amounts)	Q4-17		Q3-17		Q4-16		2017		2016
GAAP net income (loss) / earnings (loss) per share	$61	$0.06	$71	$0.07	$(51)	$(0.06)	$43	$0.04	$(497)	$(0.60)
Charge related to the sixth amendment to the WSA with GF	—	—	—	—	—	—	—	—	340	0.41
Stock-based compensation	21	0.02	29	0.02	29	0.03	97	0.09	86	0.10
Restructuring and other special charges, net	—	—	—	—	—	—	—	—	(10)	(0.01)
Loss on debt redemption	3	—	2	—	7	0.01	12	0.01	68	0.08
Non-cash interest expense related to convertible debt	5	—	6	0.01	5	0.01	22	0.02	6	0.01
Gain on sale of 85% of ATMP JV	(3)	—	—	—	—	—	(3)	—	(146)	(0.17)
Tax provision related to sale of 85% of ATMP JV	1	—	—	—	—	—	1	—	26	0.03
Equity loss in investee	—	—	2	—	2	—	7	0.01	10	0.01
Non-GAAP net income (loss) / earnings (loss) per share	$88	$0.08	$110	$0.10	$(8)	$(0.01)	$179	$0.17	$(117)	$(0.14)

Q4 and Q3 2017 GAAP diluted earnings per share (EPS) are calculated based on 1,037 million and 1,042 million shares, respectively. Q4 and Q3 2017 non-GAAP diluted EPS are calculated based on 1,137 million and 1,143 million shares, respectively, which include 100.6 million shares related to the Company’s 2026 Convertible Notes and a $5 million cash interest expense add-back to net income under the "if converted" method.
2017 GAAP and non-GAAP diluted EPS are both calculated based on 1,039 million shares.

Reconciliation of GAAP to Non-GAAP Interest Expense, Taxes and Other

(Millions)	Q4-17	Q3-17	Q4-16	2017	2016
Interest expense	$(31)	$(31)	$(34)	$(126)	$(156)
Other income (expense), net	2	(3)	(7)	(9)	80
Provision (benefit) for income taxes	8	(19)	(5)	(19)	(39)
Total GAAP Interest Expense, Taxes and Other	$(21)	$(53)	$(46)	$(154)	$(115)
Loss on debt redemption	3	2	7	12	68
Non-cash interest expense related to convertible debt	5	6	5	22	6
Gain on sale of 85% of ATMP JV	(3)	—	—	(3)	(146)
Tax provision related to sale of 85% of ATMP JV	1	—	—	1	26
Total Non-GAAP Interest Expense, Taxes and Other	$(15)	$(45)	$(34)	$(122)	$(161)

Reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA

(Millions)	Q4-17	Q3-17	Q4-16	2017	2016
GAAP operating income (loss)	$82	$126	$(3)	$204	$(372)
Charge related to the sixth amendment to the WSA with GF	—	—	—	—	340
Restructuring and other special charges, net	—	—	—	—	(10)
Stock-based compensation	21	29	29	97	86
Depreciation and amortization	39	36	34	144	133
Adjusted EBITDA	$142	$191	$60	$445	$177

AMD Q4-17 CFO Commentary	Page 11	January 30, 2018

Free Cash Flow Reconciliation

(Millions)	Q4-17	Q3-17	Q4-16	2017	2016
GAAP net cash provided by operating activities	$383	$66	$188	$68	$90
Purchases of property, plant and equipment	(44)	(34)	(21)	(113)	(77)
Free cash flow	$339	$32	$167	$(45)	$13

Cautionary Statement

This document contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) including AMD's financial outlook for the first quarter of 2018 and 2018 fiscal year, including revenue and the drivers of such revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP interest expense, taxes and other, inventory and tax rate; the expected impact of the new revenue recognition accounting standard on AMD fiscal 2018 revenue, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "intends," "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "pro forma," "estimates," "anticipates," or the negative of these words and phrases, other variations of these words and phrases or comparable terminology. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD’s ability to compete effectively; AMD has a wafer supply agreement with GLOBALFOUNDRIES Inc. (GF) with obligations to purchase all of its microprocessor and APU product requirements, and a certain portion of its GPU product requirements from GF with limited exceptions. If GF is not able to satisfy AMD’s manufacturing requirements, AMD's business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, AMD’s business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD’s products could negatively impact its financial results; the success of AMD’s business is dependent upon its ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; the loss of a significant customer may have a material adverse effect on AMD; AMD’s receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; global economic uncertainty may adversely impact AMD’s business and operating results; the markets in which AMD’s products are sold are highly competitive; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a large amount of indebtedness which could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD’s notes and the Secured Revolving Line of Credit impose restrictions on AMD that may adversely affect its ability to operate its business; the products that AMD sells are complex and may be subject to security vulnerabilities that could result in, among other things, the loss, corruption or misuse of confidential data by unauthorized third parties or system performance issues. AMD's efforts to prevent and address security vulnerabilities can be costly and may be partially effective or not successful at all. For instance, AMD's mitigation efforts, including the deployment of software or firmware updates to address security vulnerabilities, could result in unintended consequences such as adverse performance system operation issues and reboots. AMD may also depend on third parties, such as customers, vendors and end users to deploy AMD's mitigations or create their own, and they may delay, decline or modify the implementation of such mitigations. AMD's relationships with its customers could be adversely affected as some of its customers may stop purchasing AMD products, reduce or delay future purchases of AMD products, or use competing products. Any of these actions by AMD's customers could adversely affect its revenue. AMD is also subject to claims related to the recently disclosed side-channel exploits, such as “Spectre” and “Meltdown”, and may face claims or litigation for future vulnerabilities. Actual or perceived security vulnerabilities of AMD products may subject AMD to adverse publicity, damage to its brand and reputation, and could materially harm AMD's business or financial results; AMD's issuance to West Coast Hitech L.P. (WCH) of warrants to purchase 75 million shares of its common stock, if and when exercised, will dilute the ownership interests of AMD's existing stockholders, and the conversion of the 2.125% Convertible

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Senior Notes due 2026 (2.125% Notes) may dilute the ownership interest of AMD's existing stockholders, or may otherwise depress the price of its common stock; uncertainties involving the ordering and shipment of AMD’s products could materially adversely affect it; the demand for AMD’s products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD’s products or a market decline in any of these industries could have a material adverse effect on its results of operations; AMD’s ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components to support its business; if AMD loses Microsoft Corporation’s support for its products or other software vendors do not design and develop software to run on AMD’s products, its ability to sell its products could be materially adversely affected; AMD’s reliance on third-party distributors and AIB partners subjects it to certain risks; AMD’s inability to continue to attract and retain qualified personnel may hinder its business; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its secured revolving line of credit (Secured Revolving Line of Credit), which would result in a default under the indentures and its Secured Revolving Line of Credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect its business in the future; acquisitions, divestitures and/or joint ventures could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of, its common stock; AMD’s business is dependent upon the proper functioning of its internal business processes and information systems and modification or interruption of such systems may disrupt its business, processes and internal controls; data breaches and cyber-attacks could compromise AMD’s intellectual property or other sensitive information, be costly to remediate and cause significant damage to its business and reputation; AMD’s operating results are subject to quarterly and seasonal sales patterns; if essential equipment, materials or manufacturing processes are not available to manufacture its products, AMD could be materially adversely affected; if AMD’s products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, its business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; AMD may incur future impairments of goodwill; AMD's stock price is subject to volatility; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on it; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect its technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, it may lose a competitive advantage and incur significant expenses; AMD is a party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products; AMD’s business is subject to potential tax liabilities; and AMD is subject to environmental laws, conflict minerals-related provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as a variety of other laws or regulations that could result in additional costs and liabilities. Investors are urged to review in detail the risks and uncertainties in AMD's Securities and Exchange Commission filings, including but not limited to AMD's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

AMD Q4-17 CFO Commentary	Page 13	January 30, 2018